PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-291974

Grayscale SUI Staking ETF

Prospectus Supplement No. 2 Dated August 7, 2026
To the Prospectus Dated April 16, 2026

This prospectus supplement (this “Prospectus Supplement”) forms part of, and should be read together with, the prospectus of Grayscale Sui Staking ETF (the “Trust”), dated April 16, 2026 (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used but not defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

Purpose of This Prospectus Supplement

This Prospectus Supplement is being filed to update and supplement the Prospectus following the execution on August 6, 2026 of Amendment No. 2 to the Second Amended and Restated Declaration of Trust and Trust Agreement previously described in the Trust’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2026 and Prospectus Supplement No. 1 dated July 17, 2026 (the “Amendment”) and to update the Prospectus disclosure as set forth under “Glossary of Defined Terms,” “Risk Factors” and “Material U.S. Federal Income Tax Consequences” below to reflect the Amendment.

The Amendment amends certain provisions of the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), dated as of December 16, 2025, as amended by Amendment No. 1 to the Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 17, 2026, and as may be further amended from time to time, effective as of August 6, 2026, to, among other things, (i) provide for the Trust to commence regular distributions of the net cash proceeds of staking rewards to Shareholders, by requiring the Trust to reduce the Staking Consideration held by the Trust to cash no less often than quarterly and to promptly distribute the cash proceeds, net of any Trust expenses not assumed by the Sponsor (including, for example, paying a portion of the Staking Consideration to the Sponsor as consideration for its facilitation of the Staking Arrangements), to the Shareholders, and (ii) make certain other conforming changes to facilitate the Trust’s staking program and mandatory distribution framework.

The Trust currently intends to distribute to Shareholders the net cash proceeds of the Staking Consideration received by the Trust, after deducting the Staking Fee (as defined in the Amendment), on a monthly, but no less than quarterly, basis. The amount of such distributions will depend on the Staking Consideration actually received by the Trust during each period and cannot be predicted with certainty.

Shareholders are advised to discuss any tax consequences relating to their investment in the Trust as a result of the Amendment with their tax advisors.

This Prospectus Supplement supersedes Prospectus Supplement No. 1 in its entirety. Except as previously updated or supplemented and as expressly updated or supplemented by this Prospectus Supplement, the Prospectus remains unchanged. To the extent of any inconsistency between this Prospectus Supplement and the Prospectus, this Prospectus Supplement will control.

Shares of the Trust are listed on NYSE Arca, Inc. (“NYSE Arca”) under the symbol “GSUI.”

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Investing in the Shares involves significant risks. You should carefully consider the risk factors described beginning on page 18 in the Prospectus, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein before you invest in the Shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended.

Please retain this Prospectus Supplement for future reference.

Date: August 7, 2026

UPDATES TO THE PROSPECTUS

GLOSSARY OF DEFINED TERMS

The following defined term on page 133 of the Prospectus is hereby amended and restated as follows:

“Trust Agreement”— The Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of December 16, 2025 between the Trustee and the Sponsor establishing and governing the operations of the Trust, as amended by Amendment No. 1 to the Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 17, 2026 and Amendment No. 2 to the Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of August 6, 2026, and as may be further amended from time to time.

RISK FACTORS

The following risk factors under the sub-section titled “Risk Factors Related to the Regulation of Digital Assets, the Trust and the Shares” beginning on page 45 of the Prospectus, are hereby amended and restated as follows and supersede the corresponding risk factors contained in the Prospectus:

Risk Factors Related to the Regulation of Digital Assets, the Trust and the Shares

The treatment of the Trust for U.S. federal income tax purposes is uncertain.

The Sponsor intends to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, if the Trust is a grantor trust, each beneficial owner of Shares will be treated as directly owning its pro rata share of the Trust’s assets and a pro rata portion of the Trust’s income, gains, losses and deductions will “flow through” to each beneficial owner of Shares.

In particular, the Staking Condition has been satisfied as to the particular form of Staking described herein, and the Sponsor intends to continue to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes and that any Staking activity undertaken by the Trust in compliance with the opinion, ruling or other guidance relied upon to satisfy the Staking Condition will not prevent the Trust from continuing to qualify as a grantor trust for such purposes. The Internal Revenue Service (“IRS”) recently issued a revenue procedure providing a staking safe harbor for certain grantor trust vehicles whose beneficial interests are listed and traded on a national securities exchange (the “2025 Revenue Procedure”). However, certain aspects of the 2025 Revenue Procedure are unclear, and therefore the Trust may not currently satisfy all conditions of the safe harbor. Accordingly, due to the uncertainty regarding the ability of a grantor trust to engage in Staking activities, there can be no assurance that the IRS or any court would agree with this position (or with any opinion of counsel delivered to the Sponsor in support thereof). Therefore, the Trust might cease to qualify as a grantor trust for U.S. federal income tax purposes.

The Trust has taken certain positions with respect to the tax consequences of Incidental Rights and its receipt of IR Virtual Currency. If the IRS were to disagree with, and successfully challenge, any of these positions the Trust might not qualify as a grantor trust. In addition, the Pre-Creation/Redemption Abandonment Notices (as defined herein) provide that the Trust will irrevocably abandon, effective immediately prior to each Creation Time or Redemption Time, all Incidental Rights or IR Virtual Currency to which it would otherwise be entitled as of such time and with respect to which it has not taken any Affirmative Action at or prior to such time. The Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. There can be no complete assurance that these abandonments will be treated as effective for U.S. federal income tax purposes. If the Trust were treated as owning any asset other than SUI as of any date on which it creates or redeems Shares, it might cease to qualify as a grantor trust for U.S. federal income tax purposes.

In addition, at this time the Trust is permitted to create or redeem Shares pursuant to In-Kind Orders and Cash Orders. In general, investment vehicles intended to be treated as grantor trusts for U.S. federal income tax purposes historically have created additional trust interests only in kind, and there is no authority directly addressing whether a grantor trust may create or redeem trust interests under procedures similar to those that govern Cash Orders. Accordingly, there can be no complete assurance that the creation or redemption of Shares under the procedures governing Cash Orders will not cause the Trust to fail to qualify as a grantor trust for U.S. federal income tax purposes.

Moreover, because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets, including forks, airdrops and other similar occurrences. Assuming that the Trust is currently a grantor trust for U.S. federal income tax purposes, certain future developments could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for such purposes.

If the Trust is not properly classified as a grantor trust, the Trust might be classified as a partnership for U.S. federal income tax purposes. However, due to the uncertain treatment of digital assets for U.S. federal income tax purposes (as discussed in “Material U.S. Federal Income Tax Consequences—Uncertainty Regarding the U.S. Federal Income Tax Treatment of Digital Assets”), there can be no assurance in this regard. If the Trust were classified as a partnership for U.S. federal income tax purposes, the tax consequences of owning Shares generally would not be materially different from the tax consequences described herein, although there might be certain differences, including with respect to timing of the recognition of taxable income or loss. In addition, tax information reports provided to beneficial owners of Shares would be made in a different form. Moreover, it is possible, in that case, that a portion of the Trust’s income would be considered to be “effectively connected” with the conduct of a trade or business in the United States and, accordingly, a non-U.S. person owning Shares could be subject to U.S. federal income tax on a net income basis with respect to that “effectively connected” income and be required to file a U.S. tax return. If none of the Trust’s Staking income were considered to be “effectively connected” income, a non-U.S. person owning Shares might be subject to withholding on its pro rata portion of any U.S.-source income from the Trust’s Staking activities as described below in “Shareholders may be subject to withholding tax on Staking Consideration received as staking rewards and income derived from forks, airdrops and similar occurrences.” Tax-exempt shareholders may also recognize “unrelated business taxable income” (“UBTI”) from the Trust’s Staking activities, if the Trust is not treated as a corporation for U.S. federal income tax purposes.

If the Trust were not classified as either a grantor trust or a partnership for U.S. federal income tax purposes, it would be classified as a corporation for such purposes. In that event, the Trust would be subject to entity-level U.S. federal income tax (currently at the rate of 21%) on its net taxable income and certain distributions made by the Trust to shareholders would be treated as taxable dividends to the extent of the Trust’s current and accumulated earnings and profits. Any such dividend distributed to a beneficial owner of Shares that is a non-U.S. person for U.S. federal income tax purposes would be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as provided in an applicable tax treaty). As a result, the taxation of the Trust as a corporation could materially reduce the after-tax return on an investment in Shares, and substantially reduce the value of the Shares, and result in a material divergence between NAV and the value of the Trust’s SUI.

The treatment of digital assets for U.S. federal income tax purposes is uncertain.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences—Uncertainty Regarding the U.S. Federal Income Tax Treatment of Digital Assets”, assuming that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes, each beneficial owner of Shares will be treated for U.S. federal income tax purposes as the owner of an undivided interest in the SUI (and, if applicable, any Incidental Rights, IR Virtual Currency and/or any Staking Consideration) held in the Trust. Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain.

In 2014, the IRS released a notice (the “Notice”) discussing certain aspects of “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or that act as substitutes for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital assets (i) are “property” (ii) are not “currency” for purposes of the rules relating to foreign currency gain or loss and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” that has been updated from time to time since (the “Ruling & FAQs”). The Ruling & FAQs provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. Moreover, in 2023, the IRS released a revenue ruling that provided guidance on digital asset staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income (the “2023 Staking Guidance”). Further, the IRS recently issued the 2025 Revenue Procedure, which provides a staking safe harbor for certain grantor trust vehicles whose beneficial interests are listed and traded on a national securities exchange (the “2025 Revenue Procedure”). However, the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure do not address other significant aspects of the U.S. federal income tax treatment of digital assets. For example, for a non-U.S. Holder (as defined below), there currently is no guidance directly addressing whether or in what circumstances engaging in certain activities to generate yield on digital assets, including Staking, could give rise to income that is effectively connected with a trade or business in the United States. Similarly, for a U.S. tax-exempt shareholder, there currently is no guidance directly addressing whether or in what circumstances such activities could give rise to UBTI. Moreover, although the Ruling & FAQs address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions. While the Ruling & FAQs do not address most situations in which airdrops occur, it is clear from the reasoning of the Ruling & FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for shareholders and could have an adverse effect on the value of SUI. Future developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Trust could hold certain types of digital assets that are not within the scope of the Notice in the event the Sponsor seeks to change the Trust’s policy with respect to Incidental Rights or IR Virtual Currency, subject to NYSE Arca obtaining regulatory approval from the SEC.

Shareholders are urged to consult their tax advisers regarding the tax consequences of owning and disposing of Shares and digital assets in general.

Future developments regarding the treatment of digital assets for U.S. federal income tax purposes could adversely affect the value of the Shares.

As discussed above, many significant aspects of the U.S. federal income tax treatment of digital assets, such as SUI, are uncertain, and it is unclear what guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. It is possible that any such guidance would have an adverse effect on the prices of digital assets, including on the price of SUI in the Digital Asset Markets, and therefore may have an adverse effect on the value of the Shares.

Because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets, including forks, airdrops and similar occurrences or staking. Such developments may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. Moreover, certain future developments could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for U.S. federal income tax purposes.

Shareholders may be subject to withholding tax on Staking Consideration received as staking rewards and income derived from forks, airdrops and similar occurrences.

The Ruling & FAQs do not address whether income recognized by a non-U.S. person as a result of a fork, airdrop or similar occurrence or staking could be subject to the 30% withholding tax imposed on U.S.-source “fixed or determinable annual or periodical” income. Based on the current manner in which the Trust’s Staking activities are undertaken pursuant to the Staking Arrangements, and on representations received from the Trust's Staking Providers to the effect that their jurisdiction of incorporation, principal place of business and chief executive office, as well as their key personnel, key infrastructure and key decision-making activities, are located outside of the United States, the Trust believes that its income from staking rewards should not be treated as U.S.-source FDAP income. However, that conclusion is not free from doubt under current law due to the lack of direct governing authority, and no assurance can be given that a withholding agent (including a broker through which Shares are held) will not take a contrary position. In addition, changes in law or changes to the Trust’s Staking Arrangements could cause all or a portion of the Trust’s staking rewards to be treated as U.S.-source FDAP income in the future. As a result, Non-U.S. Holders (as defined under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders”) should be aware that, in the absence of guidance, a withholding agent (including a broker through which a Non-U.S. Holder holds Shares) may withhold 30% of any such income recognized by a non-U.S. Holder in respect of its Shares, including by deducting such withheld amounts from proceeds that such non-U.S. Holder would otherwise be entitled to receive in connection with a distribution of Incidental Rights, IR Virtual Currency or Staking Consideration received as staking rewards. See “Material U.S. Federal Income Tax Consequences.”

In addition, the Trust may enter into Staking Arrangements with Staking Providers organized in, or that have operations in, a non-U.S. jurisdiction. Non-U.S. jurisdictions may seek to impose withholding tax on Staking Consideration received by the Trust as staking rewards, which may negatively affect a shareholder’s investment in the Trust.

The following risk factor under the sub-section titled “Risk Factors Related to Staking” beginning on page 54 of the Prospectus is hereby amended and restated as follows and supersedes the corresponding risk factor contained in the Prospectus:

Risk Factors Related to Staking

Beneficial owners of Shares could incur tax liabilities without receiving corresponding distributions from the Trust.

As of the date of this filing, the Staking Condition has been satisfied as to the particular form of Staking described in the Trust’s prospectus, as supplemented. Shareholders may suffer adverse tax consequences as a result. In particular, the IRS has indicated that the receipt of Staking Consideration gives rise to current, ordinary income for U.S. federal income tax purposes. Assuming that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes, beneficial owners of Shares will be required to take their ratable share of any such income into account in determining their own tax liability, regardless of whether the Trust makes any corresponding distributions. Shareholders should therefore expect that other sources of funds may be needed to satisfy any associated tax liability. Moreover, if the Trust were to sell SUI to fund cash distributions in respect of that tax liability, a shareholder generally would be treated as having sold its pro rata share of those SUI for their fair market value at that time (which, in the case of SUI sold by the Trust, generally will be equal to the cash proceeds received by the Trust in respect thereof), and the shareholder generally would recognize gain or loss on such sale as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The section titled “Material U.S. Federal Income Tax Consequences” beginning on page 114 of the Prospectus shall be amended and restated in its entirety as follows:

Material U.S. Federal Income Tax Consequences

The following discussion addresses the material U.S. federal income tax consequences of the ownership of Shares. This discussion does not describe all of the tax consequences that may be relevant to a beneficial owner of Shares in light of the beneficial owner’s particular circumstances, including tax consequences applicable to beneficial owners subject to special rules, such as:

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financial institutions;
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dealers in securities or commodities;
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traders in securities or commodities that have elected to apply a mark-to-market method of tax accounting in respect thereof;
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persons holding Shares as part of a hedge, “straddle,” integrated transaction or similar transaction;
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Authorized Participants (as defined below);
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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
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entities or arrangements classified as partnerships for U.S. federal income tax purposes;
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real estate investment trusts;
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regulated investment companies; and
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tax-exempt entities, including individual retirement accounts.

This discussion applies only to Shares that are held as capital assets and does not address alternative minimum tax consequences or consequences of the Medicare contribution tax on net investment income.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in those partnerships are urged to consult their tax advisers about the particular U.S. federal income tax consequences of owning Shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. For the avoidance of doubt, this summary does not discuss any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Shareholders are urged to consult their tax advisers about the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Treatment of the Trust

The Sponsor intends to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, if the Trust is a grantor trust, each beneficial owner of Shares will be treated as directly owning its pro rata share of the Trust’s assets and a pro rata portion of the Trust’s income, gains, losses and deductions will “flow through” to each beneficial owner of Shares.

The Staking Condition has been satisfied as to the particular form of Staking described herein, and the Sponsor intends to continue to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes and that any Staking activity undertaken by the Trust in compliance with the opinion, ruling or other guidance relied upon to satisfy the Staking Condition will not prevent the Trust from continuing to qualify as a grantor trust for such purposes. The Internal Revenue Service (“IRS”) recently issued a revenue procedure providing a staking safe harbor for certain grantor trust vehicles whose beneficial interests are listed and traded on a national securities exchange (the “2025 Revenue Procedure”). However, certain aspects of the 2025 Revenue Procedure are unclear, and therefore the Trust may not currently satisfy all conditions of the safe harbor. Accordingly, due to the uncertainty regarding the ability of a grantor trust to engage in Staking activities, there can be no assurance that the IRS or any court would agree with the Sponsor’s position (or with any opinion of counsel delivered to the Sponsor in support thereof). Therefore, the Trust might cease to qualify as a grantor trust for U.S. federal income tax purposes.

The Trust has taken certain positions with respect to the tax consequences of Incidental Rights and its receipt of IR Virtual Currency. If the IRS were to disagree with, and successfully challenge, any of these positions the Trust might not qualify as a grantor trust. In addition, the Pre-Creation/Redemption Abandonment Notices (as defined herein) provide that the Trust will irrevocably abandon, effective immediately prior to each Creation Time or Redemption Time, all Incidental Rights or IR Virtual Currency to which it would otherwise be entitled as of such time and with respect to which it has not taken any Affirmative Action at or prior to such time. The Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. There can be no complete assurance that these abandonments will be treated as effective for U.S. federal income tax purposes. If the Trust were treated as owning any asset other than SUI as of any date on which it creates or redeems Shares, it might cease to qualify as a grantor trust for U.S. federal income tax purposes.

In addition, at this time the Trust is permitted to create or redeem Shares pursuant to In-Kind Orders and Cash Orders. In general, investment vehicles intended to be treated as grantor trusts for U.S. federal income tax purposes historically have created additional trust interests only in kind, and there is no authority directly addressing whether a grantor trust may create or redeem trust interests under procedures similar to those that govern Cash Orders. Accordingly, there can be no complete assurance that the creation or redemption of Shares under the procedures governing Cash Orders will not cause the Trust to fail to qualify as a grantor trust for U.S. federal income tax purposes.

Moreover, because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets, including forks, airdrops and other similar occurrences. Assuming that the Trust is currently a grantor trust for U.S. federal income tax purposes, certain future developments could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for such purposes.

If the Trust is not properly classified as a grantor trust, the Trust might be classified as a partnership for U.S. federal income tax purposes. However, due to the uncertain treatment of digital assets for U.S. federal income tax purposes, there can be no assurance in this regard. If the Trust were classified as a partnership for U.S. federal income tax purposes, the tax consequences of owning Shares generally would not be materially different from the tax consequences described herein, although there might be certain differences, including with respect to timing of the recognition of taxable income or loss. In addition, tax information reports provided to beneficial owners of Shares would be made in a different form. Moreover, it is possible, in that case, that a portion of the Trust’s income would be considered to be “effectively connected” with the conduct of a trade or business in the United States and, accordingly, a non-U.S. person owning Shares could be subject to U.S. federal income tax on a net income basis with respect to that “effectively connected” income and be required to file a U.S. tax return. If none of the Trust’s Staking income were considered to be “effectively connected” income, a non-U.S. person owning Shares might be subject to withholding on its pro rata portion of any U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income as described below. Tax-exempt shareholders may also recognize “unrelated business taxable income” (“UBTI”) from the Trust’s Staking activities if the Trust is not treated as a corporation for U.S. federal income tax purposes.

If the Trust were not classified as either a grantor trust or a partnership for U.S. federal income tax purposes, it would be classified as a corporation for such purposes. In that event, the Trust would be subject to entity-level U.S. federal income tax (currently at the rate of 21%) on its net taxable income and certain distributions made by the Trust to shareholders would be treated as taxable dividends to the extent of the Trust’s current and accumulated earnings and profits. Any such dividend distributed to a beneficial owner of Shares that is a non-U.S. person for U.S. federal income tax purposes would be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as provided in an applicable tax treaty).

The remainder of this discussion is based on the assumption that the Trust will be treated as a grantor trust for U.S. federal income tax purposes.

Uncertainty Regarding the U.S. Federal Income Tax Treatment of Digital Assets

Each beneficial owner of Shares will be treated for U.S. federal income tax purposes as the owner of an undivided interest in the SUI (and any Incidental Rights and/or IR Virtual Currency) held in the Trust. Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain.

In 2014, the IRS released a notice (the “Notice”) discussing certain aspects of the treatment of “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or that act as substitutes for fiat currency) for U.S. federal income tax purposes. In the Notice, the IRS stated that, for U.S. federal income tax purposes, such digital assets (i) are “property,” (ii) are not “currency” for purposes of the provisions of the Code relating to foreign currency gain or loss and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” that has been updated from time to time since (the “Ruling & FAQs”). The Ruling & FAQs provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. Moreover, in 2023, the IRS released a revenue ruling that provided guidance on digital asset staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income (the “2023 Staking Guidance”). Further, the IRS recently issued the 2025 Revenue Procedure, which provides a staking safe harbor for certain grantor trust vehicles. However, the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure do not address other significant aspects of the U.S. federal income tax treatment of digital assets. For example, for a non-U.S. Holder, there currently is no guidance directly addressing whether or in what circumstances engaging in certain activities to generate yield on digital assets, including Staking, could give rise to income that is effectively connected with a trade or business in the United States. Similarly, for a U.S. tax-exempt shareholder, there currently is no guidance directly addressing whether or in what circumstances such activities could give rise to UBTI. Moreover, although the Ruling & FAQs address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions. While the Ruling & FAQs do not address most situations in which airdrops occur, it is clear from the reasoning of the Ruling & FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for shareholders and could have an adverse effect on the prices of digital assets, including the price of SUI in the Digital Asset Market, and therefore could have an adverse effect on the value of Shares. Future developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Trust could hold certain types of digital assets that are not within the scope of the Notice, in the event the Sponsor seeks to change the Trust’s policy with respect to Incidental Rights or IR Virtual Currency, subject to NYSE Arca obtaining regulatory approval from the SEC.

The remainder of this discussion assumes that SUI, and any Incidental Rights and/or IR Virtual Currency that the Trust may hold, is properly treated for U.S. federal income tax purposes as property that may be held as a capital asset and that is not currency for purposes of the provisions of the Code relating to foreign currency gain and loss.

Shareholders are urged to consult their tax advisers regarding the tax consequences of an investment in the Trust and in digital assets in general, including, in the case of shareholders that are generally exempt from U.S. federal income taxation, whether such shareholders may recognize UBTI as a consequence of Staking or the occurrence of a fork, airdrop or similar event.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Share for U.S. federal income tax purposes that is:

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an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as specifically noted, the discussion below assumes that each U.S. Holder will acquire all of its Shares on the same date for the same price per Share and solely for cash or solely for SUI that were originally acquired by the U.S. Holder for cash on the same date.

As discussed in the section entitled “Description of Creation and Redemption of Shares,” a U.S. Holder may be able to acquire Shares of the Trust by contributing SUI in kind to the Trust (either directly or through an Authorized Participant acting as agent of the U.S. Holder).

Assuming that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes, such a contribution should not be a taxable event to the U.S. Holder.

For U.S. federal income tax purposes, each U.S. Holder will be treated as owning an undivided interest in the SUI held in the Trust and will be treated as directly realizing its pro rata share of the Trust’s income, gains, losses and deductions (including any staking income). When a U.S. Holder purchases Shares solely for cash, (i) the U.S. Holder’s initial tax basis in its pro rata share of the SUI held in the Trust will be equal to the amount paid for the Shares and (ii) the U.S. Holder’s holding period for its pro rata share of such SUI will begin on the date of such purchase. When a U.S. Holder acquires Shares in exchange for SUI, (i) the U.S. Holder’s initial tax basis in its pro rata share of the SUI held in the Trust will be equal to the U.S. Holder’s tax basis in the SUI that the U.S. Holder transferred to the Trust and (ii) the U.S. Holder’s holding period for its pro rata share of such SUI generally will include the period during which the U.S. Holder held the SUI that the U.S. Holder transferred to the Trust. The Ruling & FAQs confirm that if a taxpayer acquires tokens of a digital asset at different times and for different prices, the taxpayer has a separate tax basis in each lot of such tokens. Under the Ruling & FAQs, if a U.S. Holder that owns more than one lot of SUI contributes a portion of its SUI to the Trust in exchange for Shares, the U.S. Holder could designate the lot(s) from which such contribution will be made, provided that the U.S. Holder is able to identify specifically which SUI it is contributing and to substantiate its tax basis in that SUI. In general, if a U.S. Holder acquires Shares (i) solely for cash at different prices, (ii) partly for cash and partly in exchange for a contribution of SUI or (iii) in exchange for a contribution of SUI with different tax bases, the U.S. Holder’s share of the Trust’s SUI will consist of separate lots with separate tax bases. In addition, in this situation, the U.S. Holder’s holding period for the separate lots may be different. In addition, any SUI received as Staking Consideration that the Trust acquires will constitute a separate lot with a separate tax basis and holding period.

Gains or losses from the sale of SUI to fund cash redemptions are expected to be treated as incurred only by the shareholder that is being redeemed. However, when the Trust transfers SUI to the Sponsor as payment of the Sponsor’s Fee or the Sponsor’s Staking Fee, or sells SUI to fund payment of any cash distributions or any Additional Trust Expenses, each U.S. Holder will be treated as having sold its pro rata share of that SUI for their fair market value at that time (which, in the case of SUI sold by the Trust, generally will be equal to the cash proceeds received by the Trust in respect thereof). As a result, each U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the U.S. Holder’s pro rata share of the SUI transferred and (ii) the U.S. Holder’s tax basis for its pro rata share of the SUI transferred. Any such gain or loss will be short-term capital gain or loss if the U.S. Holder’s holding period for its pro rata share of the SUI is one year or less and long-term capital gain or loss if the U.S. Holder’s holding period for its pro rata share of the SUI is more than one year. A U.S. Holder’s tax basis in its pro rata share of any SUI transferred by the Trust generally will be determined by multiplying the tax basis of the U.S. Holder’s pro rata share of all of the SUI held in the Trust immediately prior to the transfer by a fraction the numerator of which is the amount of SUI transferred and the denominator of which is the total amount of SUI held in the Trust immediately prior to the transfer. Immediately after the transfer, the U.S. Holder’s tax basis in its pro rata share of the SUI remaining in the Trust will be equal to the tax basis of its pro rata share of the SUI held in the Trust immediately prior to the transfer, less the portion of that tax basis allocable to its pro rata share of the SUI transferred. A U.S. Holder’s receipt of distributions of cash proceeds from the sale of SUI (other than in connection with a redemption) should not, itself, be a taxable event to a U.S. Holder.

As noted above, the IRS has taken the position in the Ruling & FAQs that, under certain circumstances, a hard fork of a digital asset constitutes a taxable event giving rise to ordinary income, and it is clear from the reasoning of the Ruling & FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income. As described above, the Sponsor has committed to causing the Trust to abandon all Incidental Rights and IR Virtual Currency to which the Trust otherwise might become entitled. If, however, the Trust were to receive and retain IR Virtual Currency in the future, a U.S. Holder would have a basis in that IR Virtual Currency equal to the amount of income the U.S. Holder recognizes as a result of such fork or airdrop and the U.S. Holder’s holding period for such IR Virtual Currency would begin as of the time it recognizes such income. Similarly, although the IRS has not issued similar guidance with respect to staking, if the Trust receives any Staking Consideration in connection with Staking, it is likely that a U.S. Holder will have a basis in any SUI received as part of such Staking Consideration equal to the amount of income that the U.S. Holder recognizes and the U.S. Holder’s holding period for such Staking Consideration will begin as of the time it recognizes such income.

U.S. Holders’ pro rata shares of the expenses incurred by the Trust will be treated as “miscellaneous itemized deductions” for U.S. federal income tax purposes. As a result, a non‑corporate U.S. Holder’s share of these expenses will not be deductible for U.S. federal income tax purposes.

On a sale or other disposition of Shares, a U.S. Holder will be treated as having sold the SUI underlying such Shares. Accordingly, the U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized on the sale of the Shares and (ii) the portion of the U.S. Holder’s tax basis in its pro rata share of the SUI held in the Trust that is attributable to the Shares that were sold or otherwise subject to a disposition. Such tax basis generally will be determined by multiplying the tax basis of the U.S. Holder’s pro rata share of all of the SUI held in the Trust immediately prior to such sale or other disposition by a fraction the numerator of which is the number of Shares disposed of and the denominator of which is the total number of Shares held by such U.S. Holder immediately prior to such sale or other disposition (such fraction, expressed as a percentage, the “Share Percentage”). If the U.S. Holder’s share of the Trust’s SUI consists of separate lots with separate tax bases and/or holding periods, the U.S. Holder will be treated as having sold the Share Percentage of each such lot. Gain or loss recognized by a U.S. Holder on a sale or other disposition of Shares will generally be short-term capital gain or loss if the U.S. Holder’s holding period for the SUI underlying such Shares is one year or less and long-term capital gain or loss if the U.S. Holder’s holding period for the SUI underlying such Shares is more than one year. The deductibility of capital losses is subject to significant limitations.

If the Trust redeems all or a portion of a U.S. Holder’s Shares in exchange for the underlying SUI represented by the redeemed Shares, such redemption generally will not be a taxable event to the U.S. Holder. The U.S. Holder’s tax basis in the SUI received in the redemption generally will be the same as the U.S. Holder’s tax basis for the portion of its pro rata share of the SUI held in the Trust immediately prior to the redemption that was attributable to the Shares redeemed, determined as described above, and the U.S. Holder’s tax basis in its remaining pro rata portion, if any, of the SUI held in the Trust after the redemption will be equal to the tax basis of its pro rata share of the total amount of the SUI held in the Trust immediately prior to the redemption, less the U.S. Holder’s tax basis in the SUI received in the redemption. The U.S. Holder’s holding period with respect to the SUI received will generally include the period during which the U.S. Holder held the Shares so redeemed. A subsequent sale of the SUI received in such redemption will generally be a taxable event.

After any sale or other disposition of fewer than all of a U.S. Holder’s Shares, the U.S. Holder’s tax basis in its pro rata share of the SUI held in the Trust immediately after the disposition will equal the tax basis in its pro rata share of the total amount of the SUI held in the Trust immediately prior to the disposition, less the portion of that tax basis that is taken into account in determining the amount of gain or loss recognized by the U.S. Holder on the disposition (or, in the case of a redemption pursuant to an In-Kind Order, the portion of tax basis that is treated as the basis of the SUI received by the U.S. Holder in the redemption).

Any brokerage or other transaction fee incurred by a U.S. Holder in purchasing Shares generally will be added to the U.S. Holder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee or other transaction fee incurred by a U.S. Holder in selling Shares generally will reduce the amount realized by the U.S. Holder with respect to the sale.

If the Trust receives Staking Consideration, that Staking Consideration would be reportable to shareholders as taxable income under current IRS guidance.

In the absence of guidance to the contrary, it is possible that any income recognized by a U.S. tax‑exempt shareholder as a consequence of Staking, or the occurrence of a hard fork, airdrop or similar event, would constitute UBTI. A tax‑exempt shareholder should consult its tax adviser regarding whether such shareholder may recognize some UBTI as a consequence of an investment in Shares.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non‑U.S. Holder” means a beneficial owner of a Share for U.S. federal income tax purposes that is not a U.S. Holder. The term “non‑U.S. Holder” does not include (i) a nonresident alien individual who is present in the United States for 183 days or more in a taxable year, (ii) a former U.S. citizen or U.S. resident or an entity that has expatriated from the United States; (iii) a person whose income in respect of Shares is effectively connected with the conduct of a trade or business in the United States; or (iv) an entity that is treated as a partnership for U.S. federal income tax purposes. Shareholders described in the preceding sentence should consult their tax advisers regarding the U.S. federal income tax consequences of owning Shares.

The Trust expects that it should not be treated as being engaged in a trade or business within the United States or otherwise deriving income that is treated as “effectively connected” with the conduct of a trade or business in the United States (“ECI”), although no assurance can be given in this regard. In particular, based on the current manner in which the Trust’s Staking activities are undertaken pursuant to the Staking Arrangements, and on representations received from the Trust's Staking Providers to the effect that their key personnel, key infrastructure and key decision-making activities are located outside of the United States, the Trust expects that Staking should not cause the Trust to be treated for U.S. federal income tax purposes as engaged in a trade or business within the United States. However, there is no direct governing authority regarding the treatment, for these purposes, of Staking, forks, airdrops or similar events and, therefore, there can be no assurance that the Trust will not be treated as being engaged in a U.S. trade or business or otherwise deriving income that is treated as “effectively connected” with the conduct of a trade or business in the United States.

Provided that the Trust is not treated as being engaged in a trade or business within the United States and that it does not otherwise generate ECI, the U.S. federal income tax liability of a non-U.S. Holder with respect to its Shares generally will be limited to withholding tax on certain FDAP income from U.S. sources (if any) generated by the Trust discussed below. Such non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to its share of any gain recognized on the Trust’s transfer of SUI in payment of the Sponsor’s Fee, the Sponsor’s Staking Fee or any Additional Trust Expense or on the Trust’s sale or other disposition of SUI. In addition, assuming that the Trust holds no asset other than SUI, a non‑U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain it recognizes on a sale or other disposition of Shares. A non‑U.S. Holder also will generally not be subject to U.S. federal income or withholding tax with respect to any distribution received from the Trust, whether in cash or in kind.

U.S.-source FDAP income received, or treated as received, by a non‑U.S. Holder will, assuming such income is not treated as ECI, generally be subject to U.S. withholding tax at the rate of 30% (subject to possible reduction or elimination pursuant to an applicable tax treaty and to statutory exemptions such as the portfolio interest exemption). Although the Sponsor has committed to causing the Trust to abandon all Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future, and although there is no guidance on point, if the Trust were to receive and retain IR Virtual Currency arising from a future fork, airdrop or similar occurrence, it is likely that any ordinary income recognized by a non‑U.S. Holder as a result would constitute FDAP income.

It is also possible that the receipt of any Staking Consideration by the Trust would constitute FDAP income. It is unclear, however, whether any such FDAP income would be properly treated as U.S.-source or foreign-source FDAP income. Based on the current manner in which the Trust’s Staking activities are undertaken pursuant to the Staking Arrangements, and on representations received from the Trust's Staking Providers to the effect that their jurisdiction of incorporation, principal place of business and chief executive office, as well as their key personnel, key infrastructure and key decision-making activities, are located outside of the United States, the Trust believes that its income from staking rewards should not be treated as U.S.-source FDAP income. However, that conclusion is not free from doubt under current law due to the lack of direct governing authority, and no assurance can be given that a withholding agent (including a broker through which Shares are held) will not take a contrary position. In addition, changes in law or changes to the Trust’s Staking Arrangements could cause all or a portion of the Trust’s staking rewards to be treated as U.S.-source FDAP income in the future.

A non‑U.S. Holder that is a resident of a country that maintains an income tax treaty with the United States may be eligible to claim the benefits of that treaty to reduce or eliminate, or to obtain a partial or full refund of, the 30% U.S. withholding tax on its share of any U.S.-source FDAP income, but only if the non‑U.S. Holder’s home country treats the Trust as “fiscally transparent,” as defined in applicable Treasury regulations.

In order to prevent the possible imposition of U.S. “backup” withholding and (if applicable) to qualify for a reduced rate of withholding tax at source under a treaty, a non‑U.S. Holder must comply with certain certification requirements (generally, by delivering a properly executed IRS Form W‑8BEN or W‑8BEN‑E to the relevant withholding agent).

If the Trust were treated as being engaged in a trade or business within the United States or otherwise deriving income that is treated as ECI, a non-U.S. Holder generally would be subject to U.S. federal income tax on a net income basis with respect to that ECI and be required to file a U.S. tax return. In addition, in that case, a corporate non-U.S. Holder generally would be subject to a 30% branch profits tax on its “effectively connected” earnings and profits attributable to such income (subject to adjustments). If a non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, the tax treatment of any such income may be modified in the manner specified by the treaty.

U.S. Information Reporting and Backup Withholding

The Trust or the appropriate broker will file certain information returns with the IRS and provide shareholders with information regarding their annual income (if any) and expenses with respect to the Trust in accordance with applicable Treasury regulations.

A U.S. Holder will generally be subject to information reporting requirements and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. In order to avoid the information reporting and backup withholding requirements, a non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

FATCA

As discussed above, it is unclear whether any ordinary income recognized by a non-U.S. Holder as a result of a fork, airdrop or similar occurrence or Staking would constitute U.S.-source FDAP income. Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of U.S.-source FDAP income and, subject to the discussion of proposed U.S. Treasury regulations below, of gross proceeds of dispositions of certain types of property that produce U.S.-source FDAP income to, “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. In addition, regulations proposed by the U.S. Department of the Treasury (the preamble to which indicates that taxpayers may rely on the regulations pending their finalization) would eliminate the requirement under FATCA of withholding on gross proceeds. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Shareholders should consult their tax advisers regarding the effects of FATCA on an investment in the Trust.